As filed with the Securities and Exchange Commission on February 21, 2025
Registration No. 333-268003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 5
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LiveWire Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3751	87-4730333
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3700 West Juneau Avenue
Milwaukee, WI 53208
(650) 447-8424
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Allen Gerrard, General Counsel & Board Secretary
3700 West Juneau Avenue
Milwaukee, WI 53208
(650) 447-8424
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan Maierson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-268003)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 5 to the Registration Statement Shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 (this “Amendment”) to the Registration Statement on Form S-1 of LiveWire Group, Inc. (File No. 333-268003), initially filed on October 25, 2022 and declared effective by the Securities and Exchange Commission (the “SEC”) on December 16, 2022 (as amended, the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Ernst & Young LLP with respect to its report dated February 21, 2025 relating to the financial statements of LiveWire Group, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2024 and included in the Prospectus Supplement No. 12 dated February 21, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
23.1*	Consent of Ernst & Young LLP (with respect to LiveWire Group, Inc. consolidated financial statements).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 21st day of February, 2025.

LIVEWIRE GROUP, INC.

Date: February 21, 2025	By:	/s/ Karim Donnez
	Name:	Karim Donnez
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Karim Donnez	Chief Executive Officer (Principal Executive Officer)	February 21, 2025
Karim Donnez

/s/ Tralisa Maraj	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 21, 2025
Tralisa Maraj

*	Director	February 21, 2025
William Cornog

*	Director	February 21, 2025
John Garcia

*	Director	February 21, 2025
Kjell Gruner

*	Director	February 21, 2025
Glen Koval

*	Director	February 21, 2025
Paul Krause

*	Director	February 21, 2025
Luke Mansfield

*	Director	February 21, 2025
Hiromichi Mizuno

*	Director	February 21, 2025
Jonathan Root

*	Director	February 21, 2025
Jochen Zeitz

*By:	/s/ Karim Donnez
Name:	Karim Donnez
Title:	Attorney-in-fact